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                                 AMENDMENT NO. 9
                           Dated as of June 17, 1997

         This NINTH AMENDMENT is between UNITED FOODS, INC., a Delaware corporation (the "Borrower"), and COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH (the "Bank").

         PRELIMINARY STATEMENTS. The Borrower and the Bank have entered into (i) a Revolving Credit Agreement (as amended prior to the date hereof and as may be further amended, supplemented or otherwise modified from time to time, the "Revolving Credit Agreement") and (ii) a Term Loan Agreement (as amended prior to the date hereof and as may be further amended, supplemented or otherwise modified from time to time, the "Term Loan Agreement; together with the Revolving Credit Agreement, the "Credit Agreements"; the terms defined in the Credit Agreements being used herein as therein defined), each dated as of August 20, 1992. Each of the Borrower and the Bank wish to amend the Credit Agreements as hereinafter set forth.

         NOW, THEREFORE, the Borrower and the Bank hereby agree as follows:

         SECTION 1. Amendment to Credit Agreements. Subsection 4.01(e) of the Credit Agreements is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, hereby amended by deleting such subsection in its entirety and substituting, in lieu thereof, the following:

                  "(e) Tangible Net Worth". As of the fiscal year end of February 28, 1995, and as of the last day of each fiscal quarter thereafter, Borrower shall maintain on a consolidated basis a Tangible Net Worth of not less than $49,500,000, adjusted upward by 50% of its net earnings, and adjusted downward by (i) 50% of its net losses; (ii) 50% of the actual amount expended by Borrower in its 1995-96 fiscal year to repurchase its shares of stock; provided that such adjustment pursuant to this clause (ii) shall not exceed $1,200,000 and (iii) the lesser of (A) 100% of the actual amount expended by Borrower in its 1997-98 fiscal year to repurchase its shares of stock or (B) $10,000,000. All adjustments shall be on a cumulative basis during the term of this Agreement; provided that the adjustment required hereby as a result of the adjustment required hereby as a result of clause (i) above shall never reduce the Tangible Net Worth requirement below the lesser of (a) $48,300,000 less actual amounts allowed by clause (iii) hereof or (B) $40,000,000."

         SECTION 2. Consent. The Borrower has informed the Bank that the Borrower wishes to repurchase certain shares of its outstanding common stock for an aggregate purchase price of not more than $10,000,000 (the "Tender Offer"), it being understood that such $10,000,000 aggregate purchase price of the Tender Offer is meant to include the aggregate purchase price of all purchases of common stock consented to and allowed pursuant to Amendment No. 8, dated as of May 16, 1997. To the extent that proceeds of the extensions of credit under the Revolving Credit Agreement



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would be used for the Tender Offer, the Borrower would not be in compliance with the requirements of Section 3.01(g) of the Revolving Credit Agreement. The Bank hereby consents to the use of such proceeds in connection with the Tender Offer and waives, on a limited one time basis, the requirements of Section 3.01(g) of the Revolving Credit Agreement only to the extent that such Sections would otherwise be violated by the Tender Offer.

         SECTION 3. Conditions of Effectiveness. This Ninth Amendment shall become effective when, and only when, the Bank shall have received counterparts of this Ninth Amendment executed by the Borrower.

         SECTION 4. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

         (a) The representations and warranties contained in Section 3.01 of each Credit Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof.

         (b) The execution, delivery and performance by the Borrower of this Ninth Amendment, and each Credit Agreement, as amended hereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Borrower's charter or by-laws, or
(ii) law or any contractual restriction binding on or affecting the Borrower, or result in, or require, the creation of any lien, security interest or other charge, encumbrance or upon or with respect to any of its properties.

         (c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Ninth Amendment or the Credit Agreements, as amended hereby.

         (d) This Ninth Amendment and each Credit Agreement, as amended hereby, constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject, however, to the effect on such enforceability of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless whether such enforceability is considered in a proceeding in equity or at law).

         (e) There is no pending or threatened action or proceeding affecting the Borrower or any of its subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the condition, financial or otherwise, or operations of the Borrower.

         (f) No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.



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         SECTION 5. Reference to and Effect on the Credit Agreement. (a) Upon
the effectiveness of Section 1 hereof, on and after the date hereof, each reference in each Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to such Credit Agreement as amended hereby, and each reference in either the Revolving Credit Note or the Term Note (together, the "Notes") and the other Loan Documents to a Credit Agreement shall mean and be a reference to such Credit Agreement as amended hereby.

         (b) Except as specifically amended above, each Credit Agreement and the Notes shall remain in full force and effect and are hereby ratified and confirmed in all respects.

         (c) The execution, delivery and effectiveness of this Ninth Amendment and the amendments and consents contained herein shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under the Credit Agreements, nor constitute a waiver of any provision of the Credit Agreements.

         SECTION 6. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses of the Bank in connection with the preparation, execution and delivery of this Ninth Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel (who may be in-house counsel) for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities hereunder and thereunder. In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Ninth Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         SECTION 7. Execution in Counterparts. This Ninth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         SECTION 8. Governing Law. This Ninth Amendment shall be governed by, and construed in accordance with, the laws (without giving effect to the conflicts of laws principles thereof) of the State of New York.

         SECTION 9. Final Agreement. This Ninth Amendment represents the final agreement between you and us as to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.



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         IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    UNITED FOODS, INC.


                                By: /s/ Carl W. Gruenewald, II
                                    ------------------------------------------
                                       Carl W. Gruenewald, II
                                       Sr. Vice President -- Finance Treasurer

                                COOPERATIEVE CENTRALE
                                RAIFFEISEN-BOERENLEENBANK
                                B.A., "RABOBANK NEDERLAND",
                                NEW YORK BRANCH


                                By: /s/ W. Jeffrey Vollack
                                    ----------------------------------------
                                    W. Jeffrey Vollack
                                    Vice President, Manager

                                By: /s/ Dana W. Hemenway
                                    ----------------------------------------
                                    Dana W. Hemenway
                                    Vice President





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